Tall Pines Business Center Lease Agreement

Landlord's Name	Beck Properties Inc.
Shopping Center Name	Tall Pines Business Center
Shopping Center Location	9218 Dayton Pike Soddy Daisy, TN 37379
Shopping Center Square Footage	6000Sq.Ft
Lease Date	December 1st, 2020

Tenant's Name	Chattahoochee Physicians Laboratory Services, LLC
Tenant Home Address	1122 Cambridge Sq, STE E Alpharetta, GA 30009
Mailing address	1122 Cambridge Sq, STE E Alpharetta, GA 30009

Tenant Doing Business As	Chattahoochee Physicians Laboratory Services, LLC
Tenant's Permitted Trade Name	Chattahoochee Physicians Laboratory Services, LLC
Tenant's Square Footage	1000 Sq.Ft

Rent-Initial (Per Sq.Ft Per Year)	$12.00/PSF (Annually) / $1,000.00 (Monthly) First Year
	$12.84/PSF (Annually)/ $1,070.00 (Monthly) Till End of Lease
Term-Initial (Months)	35 Month Lease Ending 11/31/2023
Annual Increase	(One time 7% Increase) Increase Starting 12/1/2021

Estimated Operating Cost (Per Sq. Ft) (2019) $2.02PSF Will increase (1/1/2021)

Tenant's Improvement Allowance: N/A

Tenant's Permitted Use: "Office for Medical Records and Billing"

Tall Pines Business Center Lease Agreement

THIS LEASE AGREEMENT (the "Lease") is made and entered into as of this the __1st__ day of December, 2020 between, **Beck Properties Inc.** (the landlord), and Ashley Sweat, individual guarantee, DBA Chattahoochee Physicians Laboratory Services, LLC (the "Tenant").

WITNESSETH:

FOR GOOD AND VALUABLE CONSIDERATIONS, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS AND FUNDAMENTAL PROVISIONS

1.01 Addresses:

Tenant: Ashley Sweat DBA Chattahoochee Physicians Laboratory Services, LLC
1122 Cambridge Sq., and STE EAlpharetta, GA 30009

Landlord: Beck Properties Inc.
9218 Dayton Pike OFC. 200
Soddy Daisy, TN 37379

1.02 Rent Commencement Date: Rent Commencement Date to be the earlier of:

(a) Tenant opens for Business
(b) Forty Five (45) days after the last to occur of:
   (i) Delivery of Premises to Tenant, free and clear of all materials, with Landlord's Work as described herein substantially complete
   (ii) Delivery of a fully executed lease document to Tenant

1.03 Common Areas: Those areas, facilities, utilities, improvements, equipment and installations, in the Shopping Center which are from time to time designated by Landlord for the nonexclusive use or benefit of Landlord and tenants of the Shopping Center, their employees, agents, customers, licensees and invites. Landlord reserves the right to use portions of the Common Area for the purpose of displays, promotions, programs, games, or other uses which may be of interest to all or part of the general public.

1.04 Lease Term: Thirty Five Month Lease beginning one December 1st, 2020 ending 11/31/23.

1.05 Minimum Rent: The Minimum Rent during each Lease Year of the Lease Term shall be for the amounts set forth in the following schedule:

Lease Month's	Rent/Sq.Ft	Annual Minimum Rent	Monthly Minimum Base Rent
12 Month's	$12.00	$12,000.00	$1,000.00
23 Month's	$12.84	$12,840.00	$1,070.00

1.06 Percentage Rent: Omitted

1.07 Lease Options: Provided that Tenant has timely paid the Rent required and timely kept and performed all the terms, covenants and provisions required by this Lease throughout the Lease Term, Tenants shall have the right, privilege and option to renew the Term of this Lease for three (3) additional periods with the first period being five (5) years, the second period being five (5) years, and the third period being five (5) years ("Renewal Period") upon and under all other terms, covenants and conditions, hereof, except as to further renewals and installment of Minimum Rents. Each such option shall be exercised by giving written notice to Landlord of Tenant's election thereof not less than Ninety (90) days prior to the expiration of the then current Term. In the event, Lessee does not exercise its option to extend the Term by giving written notice to Landlord, the option shall terminate and Tenant shall return the lease space to vanilla box condition.

The Minimum Rent during each Lease Year of the Renewal Periods shall be for the amounts set forth in the following schedule: **(Discuss at time of renewal)**

Lease Year	Rent/SQF	Annual Minimum Rent	Monthly Minimum Rent

1.08 Permitted Use: Tenant shall use the Premises solely for the following permitted use and for no other purpose whatsoever than: **"Office for Medical Records and Billing"** and related items along with all the services customarily provided by this business provided such business does not conflict with any other business in the shopping center, subject to Landlords approval not to be unreasonably withheld or delayed.

1.09 Permitted Business Name: **Chattahoochee Physicians Laboratory Services, LLC**

1.10 Premises: That certain space consisting of approximately 1000 square feet located in Tall Pines Business Center further described as 9218 Dayton Pike Suit# 118 Soddy Daisy, TN 37379 and more particularly depicted on Exhibit "A" attached hereto.

1.11 Rental Payment Address: Beck Properties Inc.
9218 Dayton Pike OfC. 200
Soddy Daisy, TN 37379

1.12 Security Deposit: Will use the deposit **$1,168.33** on file with Suite#116 to cover any damages if occur.

1.13 Shopping Center: Tall Pines Business Center located at 9218 Dayton Pike, Soddy Daisy, TN 37379 and more particularly depicted on Exhibit "A" attached hereto, as the same may be altered, expanded, or reduced, from time to time at the discretion of Landlord. As used herein, the term "Gross Leasable Area of the Shopping Center" shall mean the total leasable area of all leasable premises within the shopping Center, excluding only those areas reserved for community services or public services.

ARTICLE II.
DEMISE OF PREMISES

2.01 Lease: Landlord herby leases and demises to Tenant the Premises together with the nonexclusive right to use the Common Areas subject to the Rules and Regulations.

2.02 Acceptance of Premises by Tenant: Tenant agrees to accept the Premises in "AS-IS, WHERE-IS"

condition as tendered by Landlord except Landlord shall transfer all existing warranties in effect for the duration of such warrantees and Landlord shall transfer all existing warranties in effect for the duration of such warrantees and Landlord warrants premises against defects of workmanship, also Landlord warrants that all materials, fixtures, and mechanical systems are in good working condition at time of Delivery of the Premises to Tenant. Landlord shall guarantee and warrant all structural, roofing, mechanical, HVAC, electrical, and plumbing for a period of one (1) year which shall commence upon Delivery of the Premises to Tenant. Tenant agrees that no representations with respect to the condition of the Premises and no promises to decorate alter, repair, or improve the Premises have been made by Landlord except for any prior or future arrangement between Landlord and Tenant with respect to build out of lease space. Promptly upon the tender of possession of the Premises by Landlord to Tenant, Tenant shall commence and thereafter diligently pursue to completion all of Tenant's Work in the Premises in strict accordance with plans and specifications approved by Landlord.

2.03 Early Access: In the event that Tenant is given access to the Premises prior to the Commencement Date for the purpose of installing fixtures or for any other purpose permitted by Landlord, such early entry will be at Tenant's sole risk and subject to all the terms and provisions of this Lease as though the Commencement Date had occurred, except for the payment of Rent which shall commence on the Rent Commencement Date. Notwithstanding the preceding sentence, it is specifically agreed and understood that Tenant shall pay all charges for water, electricity and all other utilities serving the Premises from the data upon which Tenant is notified that the Premises are available for Tenant's Work (or from the date when Tenant commences to perform Tenant's Work, if earlier) until the Commencement Date. Landlord shall have the right to impose such addition conditions on Tenant's early as Landlord, in its sole discretion, deems appropriate.

2.04 Surrender of Premises: At the expiration, or earlier termination, of the Lease Term, Tenant shall surrender the Premises to Landlord in vanilla box condition and broom clean. Tenant shall promptly repair any damage to the Premises or Shopping Center caused by the removal of any signs, furniture, trade fixtures, or other personal property, permitted to be removed by Tenant from the Premises.

2.05 Tenant Improvement Allowance: Omitted

ARTICLE III.
RENT AND OTHER CHARGES

3.01 Minimum Rent: Tenant hereby covenants to pay Minimum Rent and Additional Rent (Tenant's share of Taxes, CAM, and Insurance), in advance, on a monthly basis on the first day of each calendar month during the Lease Term, without demand, deduction, or setoff whatsoever; it being specifically agreed and understood that the covenants of Tenants to pay Minimum Rent, Additional Rent, and all other Rent set forth in this Lease, are separate and distinct covenants of Tenant, not contingent upon the performance of any other terms or conditions of this Lease.

3.02 Percentage Rent: N/A

3.03 Utilities: Tenant shall promptly pay all charges for utilities and other services furnished to the Premises whether by Landlord, the applicable utility or waste disposal company. If such utilizes are not are not individually metered or individually charged, Tenant shall pay Tenant's Proportionate Share thereof. Landlord shall not be liable for any interruptions or curtailment in such services whether for alteration, repair, or improvement, of the Premises or the Shopping Center, or otherwise.

3.04 Tenant's Proportionate Share: As used herein, the term "Tenant's Proportionate Share" shall mean the quotient obtained by dividing the square footage of the Premises by Gross Leasable Area of the Shopping Center (which may increase or decrease from time to time). This Proportionate Share has been determined to currently be 1,000 square feet divided by 6,000 square feet which is approximately 0.1666 or 1.67%.

3.05 Operating Cost: Tenant shall pay Landlord along with its monthly installment of Minimum Rent, as Additional Rent, Tenant's Proportionate Share of costs incurred by Landlord in maintaining, lighting, repairing, replacing, operating, cleaning, painting, landscaping, securing, managing, and insuring the portions of the Shopping Center which are the responsibility of Landlord hereunder (collectively the "Operating Costs"). By way of illustration, but not limitation, Operating Cost shall include payment of all insurance premiums (including Worker's Compensation insurance and fidelity bonds); real estate taxes and assessments associated with the Shopping Center, utilities, waste disposal and other services benefiting or serving the Premises (to the extent not paid pursuant to Section 3.03); salaries for on-site employees; management fees in an amount up to four (4%) percent of the total Minimum Rent and Percentage Rent payable by all tenants of the Shopping Center; sprinkler system repairs and maintenance; $.15 per square foot of the Premises for capital replacements; and an administrative fee shall not be applicable to real estate taxes and assessments. Operating cost shall also include real estate tax service, consulting cost and fees; and Tenant shall receive a credit equal to Tenant's Proportionate Share of any savings generated thereby. Tenant's monthly payments of Operating Cost shall be based on estimates calculated by Landlord, and such estimates shall be adjusted as necessary as determined by Landlord. Tenant shall receive an annual reconciliation for each component of Tenant's Proportionate Share of Operating Costs. Within thirty (30) days after receipt of such statement, there shall be an adjustment between Landlord and Tenant with payment to or repayment by Landlord as the case may require. Currently operating cost are estimated to be $2.02 per square foot per year ($2.02 multiplied by 1,000 square feet equals approximately $2,02.00 per year) paid in monthly installments of approximately $168.33 with the Minimum Rent.

3.06 Merchants Association/Marking Fund Dues: Omitted

3.07 Sales and Rent Taxes: Tenant shall pay, as Additional Rent, any present or future sales or rent tax or other tax imposed on Rent payments or upon Landlord based upon charges paid by Tenant to Landlord; however, Tenant shall not pay Landlord's income taxes.

3.08 Security Deposit: Tenant has concurrently with the execution of this Lease deposited with Landlord the Security Deposit which shall serve as security for the full performance of every term and provision of this Lease by Tenant. Landlord may apply all or any part of the Security Deposit to cure any default by Tenant hereunder, and Tenant shall promptly restore to the Security Deposit all the amounts so applied upon invoice. It is expressly understood that the Security Deposit is not an advance payment of rent or a measure of Landlord's damages under the Lease. If Tenant shall fully perform each term and provision of this Lease, any portion of the Security Deposit which has not been appropriated by Landlord in accordance with the provisions hereof shall be returned to Tenant, without interest, within thirty (30) days after the expiration of the Lease Term. Landlord shall not be required to maintain the Security Deposit in an escrow or trust account.

3.09 Rent: As used herein, the term "Rent" shall include Minimum Rent, Additional Rent, Tenant's Proportionate Share of Operating Costs, Merchant's Association/Marking Fund Dues, utility costs, late charges, return check fees, sales taxes and all other additional charges or sums payable to Landlord hereunder. All Rent shall be paid without demand, deduction or setoff whatsoever on the first day of each calendar month, unless the time for such payment is otherwise expressly set forth herein, at the Rental Payment Address until Landlord notifies Tenant to forward Tenant's payment elsewhere. Rent for any partial month during the Lease Term shall be prorated on a per diem basis based upon a 360 day year with twelve (12) months of thirty (30) days each. **All rent due before the 6th day of the Month.**

3.10 Late Charges: In the event that any payment due to the Landlord from Tenant is not be received by due date a seven (7%) percent late fee will be charged by Landlord to Tenant. Such fee shall be payable as Additional Rent by Tenant to Landlord upon demand.

3.11 Returned Checks: In any check tendered by or on behalf of Tenant in payment of any sum due under this Lease is dishonored and returned to Landlord for any reason whatsoever, Tenant shall be charged as

Additional Rent the sum of Twenty-Five ($30.00) Dollars per check. Any such check shall be promptly replaced by Tenant with a check (which includes the check charge) which is the direct obligation of a bank representing immediately available funds. If not paid by Tenant within ten (10) days after notification to Tenant of the dishonored check, said Twenty-Five ($30.00) Dollars charge shall be subject to late charges. In the event two (2) or more checks tendered by or on behalf of Tenant are dishonored and returned for any reason whatsoever during any twelve (12) month period, all future payments by Tenant shall be made with checks that are the direct obligation of a bank representing immediately available funds.

ARTICLE IV.
USAGE PERMITTED

4.01 Use: Tenant covenant to use, occupy, and operate in the whole of the Premises solely for the Permitted Use and for no other purpose whatsoever. Tenant's hours of operation may be at Tenant's discretion, but Tenant must be open at least 5 days per week. Landlord considers such continuous use and occupancy covenant a valuable contractual interest with which no other Landlord should interfere by attempting to induce Tenant to move to another building. Tenant shall not display merchandise or incidentals to the business outside the Premises or solicit business in the Common Areas nor shall Tenant perform or allow any activity in or about the Premises which, in Landlord's opinion, may detract from or impair the reputation of the Shopping Center. Tenant shall not suffer, allow or permit any vibration, noise, light, odor or other effect to emanate from the Premises, or from any machine or other installation therein, or otherwise suffer, allow or convenience of Landlord or any of the other occupants of the Shopping Center or their customers, agents or invitees or any others lawfully in or upon the Shopping Center. Upon notice by Landlord to Tenant that any of the aforesaid is occurring, Tenant shall immediately remove or control the same. Except with the prior, written consent of Landlord, Tenant and its customers shall use the Common Area only for temporary delivery, vehicular and pedestrian ingress/egress and parking. Tenant shall not, without Landlord's prior written consent, keep anything within the Premises, or use the Premises for any purpose which increases the insurance premium cost or invalidates any insurance policy carried on the Premises or the Shopping Center, and Tenant shall pay as Rent the amount of any such increase promptly upon demand by Landlord. Tenant shall observe faithfully and comply strictly with all rules and regulations which Landlord may from time to time adopt for the safety, operations, care, and cleanliness of the Shopping Center or the preservation of good order therein (the "Rules and Regulations"). Additionally, Tenant agrees not to violate any of the exclusive or restrictive use rights granted to other tenants in the Shopping Center, which exclusive tights are available for Tenants to inspect. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations, or for the breach of any provision in any lease, by any tenant in the Shopping Center.

4.02 Pets: No pets are allowed on the leased premises or any part of the building unless consented by property management.

4.03 Control by Landlord: Landlord shall have the right at all times, in its discretion, to change the size, location, elevation, nature or use of any portion or all of the Common Areas, the Shopping Center, or any part thereof, as Landlord may from time to time determine, including the right to change the location and size of the landscaping and building, and to make additions to, subtractions from, or rearrangements of, said buildings.

4.04 Hazardous Substances: Tenant shall not unlawfully generate, store, treat, dispose of, install, or otherwise use, any hazardous substance on, in, under, or in any way related to, the Premises or any other portion of the Shopping Center, or cause or unlawfully permit any such generation, storage, treatment, disposal, installation or other use with respect thereto. Tenant shall fully indemnify and hold Landlord harmless from any liability, damage, cost or expense that Landlord might otherwise suffer from Tenant's failure to fully comply with the terms and provisions of the Section. "Hazardous Substances" means and includes any of the substances, materials, elements, or compounds, that are contained in the list of hazardous substances adopted by the United States Congress or the EPA or any substances, materials, elements or compounds affected by any other federal, state or local statute, law, ordinance, code, rule, regulations, order, or decree,

now or at any time hereafter in effect, regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, dangerous, restricted or otherwise regulated waste, substance, or material.

ARTICLE V.
ALTERATION, REPAIR, AND, MAINTENANCE

5.01 Repairs by Landlord: Landlord shall keep the foundation, the roof and the exterior walls of the Premises(except plate glass, doors, door closures, door frames, store fronts, windows and window frames located in exterior building walls) in good repair. Landlord shall not, however, be required to make any repairs occasioned by the act or neglect of Tenant, its permitted assignees, sub lessees, servants, agent, employees, licensees, or concessionaries, or any damage caused by or as a result of Tenant's occupancy of premises, or any damage caused by break-in, burglary, or other similar acts in or to the Premises. Landlord shall have the right to run utility lines, pipes, roof drainage pipes, conduit, wire, ductwork, or sprinkler systems, where necessary, though, in, or beneath, the Premises, in a manner which does not unduly interfere with Tenant's use thereof. In the event that the Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give prompt written thereof to landlord. Landlord shall not be responsible in any way for failure to make any such repairs until reasonable time shall have authorize repairs and replacements required to be made by land lord hereunder without the prior written consent of Landlord.

5.02 Alteration by Tenant: Tenant shall not make any alterations (including, but not limited to, alterations to the exterior, the storefront, signs and/or utility lines or systems within or serving the Premises), nor secure any fixture or apparatus, to the Premises without Landlord's prior written approval, and Tenant shall promptly remove upon order from Landlord any decoration or alteration made or installed upon the Premises without Landlord's written consent. All alterations, fixtures, betterments, and improvements, made to, or installed upon, the Premises shall remain upon the Premises, and shall become Landlord's property upon the expiration or earlier termination of this Lease, unless Landlord shall require Tenant to restore the Premises to its original condition.

5.03 Repairs by Tenant: Tenant shall keep by routine maintenance, repair, and replacement, at its sole cost and expense, the interior of the Premises, together with the storefront, plate glass, and all doors and windows of the Premises, and all electrical (whether or not located within the Premises), plumbing (including free flow up to the connection of the main sewer line), heating, ventilating, air conditioning, and any other mechanical installations serving the Premises or located therein, whether or not in or under the floor slab or on the roof of the Premises, in good condition and working order. Tenant shall keep sufficient heat in the Premises at all times to prevent pipes from freezing. Tenant shall perform all repairs and alterations required by any governmental agency, including but not limited to, The American With Disabilities Act and its supporting regulations, as they may be amended, as well as all other maintenance and repairs not specifically set forth herein as an obligation of Landlord. Tenant agrees to employ a suitable contractor approved by Landlord to perform Tenant's obligations for maintenance of the heating, cooling and ventilation units of the Premises, including at least semiannual inspections and cleaning of the system together with such servicing as each such inspection shall disclose, or as shall otherwise be reasonably required by Landlord. Tenant shall clean any snow and ice from the sidewalks contiguous to the Premises. In the event Tenant fails to perform its maintenance, repair, or action on behalf of Tenant, and Tenant agrees to pay to Landlord as Additional Rent, the cost thereof plus fifteen(15%) percent overhead promptly upon demand by Landlord.

5.04 Liens: Tenant hereby indemnifies Landlord against, and shall keep the Premises and the Shopping Center free from, liens for any work performed, material furnished, or obligations incurred, by or on behalf of Tenant and shall discharge or bond any lien filed within ten (10) days after the filing thereof.

5.05 Signs and Displays: Tenant shall at its own expense erect an appropriate identification sign that complies with sign criteria attached hereto as Exhibit "B" on the exterior portion of the wall of the Premises within

sixty (60) days after the date on which Landlord delivers possession of the Premises to Tenant, and Tenant agrees to maintain said sign in a good state or repair. Tenant agrees to save Landlord harmless from any loss, cost or damage as the result of the erection, maintenance or removal of said sign. Tenant must submit all drawings and specifications to Landlord for approval for said sign before the installation thereof. Tenant shall procure and pay for Landlord for approval for said sign before the installation thereof. Tenant shall procure and pay for all permits necessary therefore and shall also comply with all governmental laws, statues, rules, and regulations relating thereto. If Landlord should undertake any remodeling or renovation of the Shopping Center which requires modification of Tenant's signs, then Tenant shall, if required by Landlord, conform to the standard sign criteria used for such remodeling or renovation at Tenant's sole expense. Tenant shall not place signs or displays in, on or about the storefront without Landlord's prior written approval. Landlord shall have the exclusive right to use the roof, and Tenant shall not affix any item to the roof of the Premises. Should a Shopping Center pylon sign be erected which includes identification panels for occupants of the Shopping Center, then Tenant shall be entitled to install its identification panel on such sign. In the event Tenant elects to have an identification panel placed upon Shopping Center pylon sign, Tenant shall pay Landlord its prorate share of the cost to manufacture and install said Shopping Center pylon sign.

ARTICLE VI.
CASUALTY AND CONDEMNATION

6.01 Casualty: Landlord shall have the right, upon thirty (30) days prior written notice to Tenant, to terminate this Lease in the event (i) the Premises is damaged by fire or other casualty to the extent of more than ten (10%) percent of the replacement cost thereof;(ii) the Shopping Center is damaged by fire or other casualty to the extent of ten (10%) percent or more of the replacement cost thereof;(iii) any damage to the Premises cannot, in Landlord's sole opinion, be repaired within ninety (90) days of the date of such damage; (iv) the holder of any mortgage, deed to secure debt, deed of trust or other instrument encumbering the premises or the Shopping Center shall require insurance proceeds to be applied to any indebtedness; (v) the insurance proceeds collected by Landlord shall be insufficient to make such restoration; or (vi) the Premises is damaged or destroyed during the last thirty (30) percent of the Lease Term, or during any renewal or extension term of this Lease. If Landlord should elect to repair or rebuild the Premises because of any damage or destruction, Tenant shall replace all work and improvement originally installed or performed by Tenant at Tenant's expense. If the casualty, repairing or rebuilding shall render the Premises untenable in whole or in part, Minimum Rent (but not Percentage Rent) shall be abated proportionally.

6.02 Condemnation: If the whole of the Premises, or so much thereof as to render the balance unusable by Tenant, shall be taken under power of eminent domain, or otherwise transferred in lieu thereof, or if any part of the Shopping Center is taken and its continued operation is not in Landlord's sole opinion, economical, this Lease shall automatically terminate as of the date possession is taken by the condemning authority. No award for any total or partial taking shall be apportioned, and Tenant hereby unconditionally assigns to Landlord any award which may be made in such taking or condemnation. Notwithstanding the preceding sentence, Tenant shall have the right to recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded to Tenant for moving and relocation expenses. In the event of a partial taking which does not result in the termination of this Lease, Minimum Rent shall be apportioned according to the part of the Premises remaining usable by Tenant.

ARTICLE VII.
INSURANCE AND INDEMNIFICATION

7.01 Insurance: Tenant shall maintain at its sole expense, commencing upon the date Tenant takes possession of the Premises and continuing throughout the Lease Term, commercial liability insurance covering the Premises and continuing throughout the Lease Term, commercial liability insurance covering the Premises

in a combined single limit amount of not less than $1,000,000.00, naming Landlord and any mortgagee(s) of the Shopping Center as additional insured's thereunder. Tenant shall also keep in force, at its sole expense, all risk coverage insurance for the full replacement value of Tenant's improvements and Tenant's property, including, but not limited to, inventory, trade fixtures, furnishings, and other personal property. Any proceeds from Tenant's all risk coverage insurance maintained by Tenant shall be written so as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by the policy. Tenant for itself, its successors and assigns, herby waives any right of recovery against Landlord, its successors or assigns, or assigns, by virtue of any casualty to the Premises or the Shopping Center, including but not limited to, compensation or damages for loss use, inconvenience or annoyance caused by any such damages, destruction, repair or restoration. Coverage maintained by Tenant hereunder, shall be considered primary without any right of contribution from Landlord's insurance coverage regardless of whether Landlord is deemed to have any degree of fault or negligence. In addition, Tenant shall keep in force workman's compensation or similar insurance to the extent required by law. If equipment that is customarily covered by broad form boiler and machinery insurance is installed in the Premises, Tenant shall provide such coverage in an amount of not less than $1,000,000.00. Tenant shall deliver said insurance policies or certificates thereof to Landlord prior to taking possession of the Premises; Landlord having the right, at its sole discretion, to approve the insurance carrier utilized by Tenant in connections with the Premises. Should Tenant fail to effect the insurance called for herein, Landlord may, but shall not be obligated to, procure said insurance and pay the requisite premiums, in which event, Tenant shall pay all sums so expended plus fifteen (15%) percent as overhead to Landlord, as Additional Rent, immediately upon demand. Each insurer under the policies required hereunder shall agree by endorsement on the policy, or by independent instrument furnished to Landlord, that it will give Landlord at least fifteen (15) days prior written notice before any policy or policies affecting the Premises shall be altered or cancelled.

7.02 Indemnification: Tenant hereby agrees to indemnify and hold Landlord, and any mortgagee(s) of the Shopping Center, harmless from any and all claims, damages, liabilities or expenses arising out of (a) Tenant's use of the Premises or the Shopping Center;(b) any and all claims arising from any breach or default in the performance of any obligations of Tenant;(c) any act, omission or negligence of Tenant, its agents, employees, invitees or contractors. Tenant further releases Landlord from liability for any damages sustained by Tenant or any other person claiming by, though, or under, Tenant due to the Premises, the shopping Center, or any part thereof, or any appurtenances thereto, becoming out of repair, or due to the happening of any accident, including, without limitation, any damage caused by water, snow, windstorm, tornado, gas, steam, electrical wiring, sprinkler system, plumbing, heating and air conditioning apparatus, and from any acts or omissions of co-tenants or other occupants of the Shopping Center. Landlord shall not be liable for any damage to or loss of Tenant's personal property inventory fixtures or improvements, from any cause whatsoever, except the affirmative acts of proven negligence of Landlord, and then only to the extent not covered by insurance to be obtained by Tenant in accordance with Section 7.01.

ARTICLE VIII.
DEFAULT AND REMEDIES

8.01 Events of Default: In the event Tenant(i) fails to pay all or any portion of any sum due from Tenant hereunder as and when such payment is due;(ii) fails to cease all conduct prohibited hereby immediately upon receipt of written notice from Landlord;(iii) fails to take actions in accordance with the provisions of written notice from Landlord to remedy Tenant's failure to perform any of the non-monetary terms, covenants of the Lease;(iv) fails to conduct business in the Premises as herein required;(v) commits an act in violation of the Lease which Landlord has previously notified Tenant to cease more than once in any Lease Year;(vi) becomes bankrupt, insolvent or files any debtor proceeding, takes or has taken against Tenant any petition of bankruptcy; takes action or has action taken against Tenant for the appointment of a receiver for all or a portion of Tenant's assets, files a petition for a corporate reorganization; makes an assignment for the benefit of creditors, or if any other manner Tenant's interest hereunder shall pass to another by operation of law(any or all of the occurrences in this subsection being deemed a default on account of bankruptcy for the purposes hereof and such default on account of bankruptcy shall apply to and

include any guarantor of this Lease);(vii) commits waste to the Premises; or(viii) is otherwise in breach of Tenant's non-monetary obligations hereunder and shall not have cured such default within ten(10) days following written notice from Landlord; then Tenant shall be in default hereunder. If Tenant is in default, then Landlord shall have any and all of the following rights, in addition to all other remedies provided by law :(To re-renter and remove all persons and property from the Premises; such property may be stored in a public warehouse, sidewalk or elsewhere at the cost of and for the account and sole risk of Tenant without service of notice or resort to legal process; Tenant hereby indemnifies and holds Landlord harmless from any and all loss or damage which Tenant may incur by reason thereof, and Tenant hereby waives any right of redemption granted by any present or future laws;(ii) Without termination this Lease, to make such alterations and repairs as may be necessary to relet the Premises, and relet the Premises or any part thereof, as the agent of Tenant, under such terms and conditions as Landlord may deem advisable. Upon such reletting all rentals received by Landlord shall be applied, first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any loss and expenses of such reletting, including brokerage fees and attorney's fees and costs of alterations and repairs; third to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of reletting. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;(iii) Terminate this Lease and in addition to any other available remedies, Landlord may recover from all damages it may incur by reason of such breach, including the cost of recovering the Premises, reasonable attorney's fees, and the amount at the time of such termination of the excess, if any, for the Rent reserved hereunder for the remainder of the Term over the reasonable rental value of the Premises for the remaining portion of the Lease Term, all of which amounts shall be subsequent to default, the Rent for the unexpired Term shall be the scheduled charges for Minimum Rent plus average annual Operating Expense and Percentage Rent payable by Tenant for the shorter of the preceding two(2) calendar years or the time from the Commencement Date to date of default.

8.02 Rights and Remedies: The various rights and remedies herein granted to Landlord shall be cumulative and in addition to any other rights or remedies which Landlord may be entitled to at law or in equity. The exercise of one or more rights or remedies of Landlord shall not impair Landlord's right to exercise any other rights or remedy. In all events, Landlord shall have the right, upon notice to Tenant, to cure any breach by Tenant, at Tenant's sole cost and expense, and Tenant shall reimburse Landlord for such costs and expenses plus fifteen (15%) percent as overhead, Immediately upon demand. In the event Landlord institutes dispossessory proceedings or dispossesses or evicts Tenant by summary proceedings or otherwise, Landlord shall have the option to do and perform any one or more of the foregoing; in addition to, and not in limitation of, any remedy or right permitted it by law or in equity or foregoing; in addition to, and not in limitation of, any remedy or right permitted it by law or in equity or by this Lease. Specifically, without limiting the foregoing, in the event Landlord institutes dispossessory processing's or dispossesses or evicts Tenant by summary proceedings or otherwise and/or re-enters and takes possession of the Premises, Tenant shall remain liable for all rent(including Minimum Rent, and Additional Rent) and all other charges under the Lease for the remainder of the Lease Term. Tenant acknowledges that it is the intent of the parties hereto to allow Landlord to collect future rent in derogation of the common law. In the event of a default by Tenant hereunder, Landlord may, without terminating the Lease, accelerate and declare all rents and charges immediately due and payable for the remainder of the entire Lease Term.

ARTICLE IX.
ASSIGNMENT AND SUBLETTING

9.01 Assignment and Subletting: Tenant shall not, either voluntarily or by operation of law, sell, assign, hypothecate or otherwise transfer this Lease, or sublet the Premises or any part thereof, or allow a change of ownership in the leasehold interest(all of the foregoing collectively referred to as a "Transfer", without

the express prior written consent of Landlord. If Landlord consents to a Transfer, Tenant shall pay Landlord a $250.00 Transfer Fee. Tenant shall not be released from, and shall remain principally and primarily liable for, the full and prompt performance of each of the terms and provisions of this Lease. Acceptance of Rent does not constitute consent by landlord to any such Transfer, nor shall such acceptance of Rent be deemed a waiver of any right or remedy of Landlord hereunder.

ARTICLE X.
ATTORNMENT AND SUBORDINATION

10.01 Attornment: Tenant shall attorn and be bound to any of Landlord's successors under all the terms, covenants and conditions of this Lease for the balance of the Lease Term, as renewed or extended.

10.02 Subordination: This Lease is, and shall be, subordinate to the lien of any mortgage, security deed, deed of trust, or the lien resulting from any other method of financing or refinancing now or hereafter in force in connection with the Shopping Center (collectively "Mortgages") and to any and all advances to be made under such Mortgages, and all renewals, modifications, extensions, consolidations, and replacements thereof. The aforesaid provisions shall be self-operative, and no further instrument of subordination shall be required to evidence such subordination. Tenant covenants and agrees to execute and deliver, upon demand, such further instrument or instruments subordinating this lease on the foregoing basis to the lien of any such Mortgages as shall be requested by Landlord and any mortgagee(s) of the Shopping Center. Tenant hereby irrevocably appoints Landlord the attorney-in-fact of Tenant to execute and deliver such instrument or instruments within ten (10) days after a written request from Landlord thereafter.

ARTICLE XI.
MISCELLANEOUS

11.01 Attorney's Fees: Tenant shall pay reasonable attorney's fees, and other costs (including, but not limited to court costs) incurred by Landlord in the enforcement of any of the terms, covenants, or provisions of this Lease.

11.02 Accord and Satisfaction: No payment by Tenant or receipt by Landlord of a lesser amount than the charges herein stipulated shall be deemed to be other than on account of the earliest stipulated charged, nor shall any endorsement or statement on any check or letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of any amounts due hereunder or to purse any other remedy provided herein.

11.03 Time of Essence: Time is of the essence with respect to the time periods of this lease.

11.04 Hold Over: If Tenant holds over at the end of the Lease Term without the written consent of Landlord, Tenant shall be deemed a tenant-at-sufferance and Tenant shall pay to Landlord, during each month of such holdover period, as liquidated damages, a sum equal to one hundred fifty(150%) percent of the monthly installments of Minimum Rent payable during the last full month of the Lease Term plus all other charges payable hereunder; provided, however acceptance of rent by Landlord shall not be interpreted as a grant of permission for Tenant to continue in possession of the Premises.

11.05 Competing Business: Tenant shall not, directly or indirectly, operate or have a financial interest in any other business located within a three (3) mile radius from the outside boundary of the Shopping Center, which business is similar to or competing with the business Tenant is obligated to operate under the terms and conditions of this Lease.

11.06 Severability: In the event any provision of this Lease to any extent shall be deemed invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and the Lease and the remaining provisions thereof shall be valid and enforceable to the full extent permitted by law.

11.07 Brokers:

11.08 Waiver: No waiver by landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same provision. Landlord's consent to, or approval of, any act Tenant shall not be deemed to render unnecessary the obtaining of Landlord's consent to, or approval of, any subsequent act. No agreement, by Landlord to accept Tenant's surrender of the Premises shall be valid unless in writing from Landlord.

11.09 Right of Entry: Landlord shall have free access to the Premises at all reasonable times to show the Premises to prospective mortgagees or purchasers of the Shopping Center and to inspect the Premises and to make such repairs, additions, improvements, changes, or alterations to the Premise or the Shopping Center, as Landlord may elect. During the last six (6) months of the Lease Term (or any renewal terms) Landlord shall have the right to place "for lease" sign in or about the Premises and to show the Premises to prospective tenants.

11.10 Successors and assigns: Except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns. If Tenant is a corporation, partnership or other entity, the person(s) signing this Lease on behalf of such entity has full authority from such entity to sign this Lease and obligate the entity hereunder, and the said person(s) and the entity shall be jointly and severally liable for all rent and other amounts that may be due and owing to Landlord under the terms of this Lease.

11.11 Heading, Captions and References: The article and section captions contained in this Lease are for convenience only and do not in any way limit or amplify any terms or provisions hereof. The use of the term "hereof" hereunder and "herein" shall refer to this Lease as a whole, except where noted otherwise.

11.12 Economic Abandonment: In the event Shopping Center development at any time is not economically feasible resulting in the Shopping Center not being constructed then this Lease shall terminate immediately upon receipt of written notice from Landlord. In the event this Lease is terminated as set forth in this Section then the Security Deposit shall be returned to Tenant, without interest, within ten days; and the parties, effective as of such termination, shall be released, each to the other, from all liability and obligations thereafter under this Lease.

11.13 Survival of Obligations: The provisions of this Lease with respect to any obligation of Tenant, including, without limitation, any indemnities of Tenant contained in this Lease, and Tenant's covenant to pay Rent, shall specifically survive the expiration or earlier termination of this Lease.

11.14 Landlord and Tenant Relationship: Nothing herein contained shall be deemed or construed by the parties hereto, nor by any other party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto. No estate shall pass from a Landlord to Tenant, and this Lease shall not be subject to levy or sale.

11.15 Counterclaim and Jury Trail: In the event that Landlord commences any summary proceedings or action for nonpayment of Rent or other charges provided for in this Lease, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

11.16 Notices: Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery(including, without limitation, any nationally or regionally recognized overnight delivery services such as Federal Express), or by U.S. Certified Mail, postage prepaid, return receipt requested. If notice is to be sent to Landlord, such notice shall be addressed to Landlord, at the address set forth in Section 1.01 of this Lease. If notice is to be sent to Tenant, such notice shall be addressed to Tenant at the address set forth in Section 1.01 of this Lease, or by posting such notice to the Premises. Notices and demands shall be deemed to have been given upon (i) the date of depositing in the U.S. Mail, if sent by

Certified Mail;(ii) upon delivery if personally delivered; and (iii) posting, if posted to the Premises. If delivery is refused or cannot be made, the notice date of attempted delivery.

11.17 Representations: Tenant acknowledges that neither Landlord nor Landlord's agents, employees, or contractors have made any representations or promises with respect to the Premises, the Shopping Center, or this Lease, except as expressly set forth herein. By executing this Lease, the parties hereto represent and warrant that they have full authority to enter into this Lease and to perform the covenants contained herein.

11.18 Landlord's Liability: In the event of any alleged default of Landlord, Tenant shall not seek to secure any claim for damages or indemnification by any attachment, levy, judgment garnishment or other security proceedings against any property of Landlord other than Landlord's equity in the Shopping Center; it being agreed and understood, however that the maximum recovery by Tenant against Landlord shall be an amount equal to the lesser of (i) the net worth of Tenant as of the date of Tenant's claim against Landlord; or (ii) Landlord's equity interest in the Shopping Center. Landlord as used herein, shall include any assignee or other successor of the original Landlord or its successors or assigns.

11.19 Jurisdiction: The laws of the State in which the Shopping Center is located shall govern the interpretation, validity, performance, and enforcement, of this Lease.

11.20 Estoppel Certificates: Within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge, and deliver, to Landlord, or to such other party as may be designated by landlord, a certificate stating that this Lease is in full force and effect and has been modified, supplemented or amended in any way, except as indicated in such certificate; that all conditions and agreements hereunder to be performed by landlord have been satisfied or performed, except as set forth in said certificate; that Tenant is not in default in the payment of Rent or any of the other obligations required of Tenant hereunder; and that Tenant has paid Rent as of the date set forth in the certificate.

11.21 Entire Agreement: This Lease constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and no subsequent amendment or agreement shall be binding upon either party unless it is signed by each party. The submission of this Lease shall not constitute an offer to Lease by Landlord and this Lease shall not be binding unless and until it is signed by Landlord and Tenant.

11.22 Exhibits and Addenda: The following Exhibits attached to this Lease are by this reference incorporated in this Lease:

Exhibit "A"- Site Plan
Exhibit "B"-Signage Criteria
Exhibit "C"-Vanilla Box Condition
Exhibit "D"- Guaranty of Lease

Any Exhibits conflicting with any of the terms or provisions contained in the text of this Lease, the terms and provisions of such Exhibits shall govern and control.

IN WITNESS WHEREOF, the parties hereto have executed triplicate originals of this Lease under seal the day and year above written.

WITNESS FOR LANDLORD: LANDLORD:

Bill W. Farmer

Print Witness Name

BeckProperties Inc.

David A. Hollenbeck

WITNESS FOR TENANT:

Print Witness Name

TENANT:

Chattahoochee Laboratory Services

Name: Ashley Sweat

EXHIBIT "A"

SITE PLAN



EXHIBIT "B"

SIGNAGE CRITERIA

Tenant shall be allowed a temporary "Coming Soon" sign to be erected after lease execution. Such sign shall be erected in a location that does not interfere with the construction process. **Permanent signs on building must be black cabinet box.** Tenant will be allowed the maximum signage by code provided signage in visibly aesthetic. Landlord must approve all signage in writing. Tenant must notify Landlord at least 48 hours before the installation of signage.

PLEASE NOTE:

An agent of Landlord must be present during the installation of any signage in order to avoid unsightly mistakes and penetrations into the exterior finish.

No person, contractor, or Sign Company may stand or rest any sign or exert any weight or force whatsoever upon any canopy or awning affixed to the building. Tenant must notify the sign installation company of the same.

Exhibit "C"

VANILLA BOX CONDITION

Landlord's Work

Sanitary Sewer connected to toilet facilities

Domestic water connected to toilet facilities

Electrical service shall be 120/208V-3 phase 4 wire; service size to be adequate for total connected load-minimum 125 amp, including panel(s) and breakers

Sprinkler system (if required by code)

4inch thick concrete flooring ready to receive floor covering

Structural building frame in accordance with code

Demising walls constructed with 5/8 inch sheetrock taped/floated-ready for paint

ADA compliant restroom(s) in stock area with water heater-number of restrooms TBD by local code

Janitor sink and drink fountain, if required by code

2x4 grid ceiling with acoustical tiles at 10'-0" AFF

Complete heating/air conditioning system equal to one ton/350 sq. ft.

2x4 3tube fluorescent fixtures recessed in ceiling for lighting

Electrical line to Sign location provided with 20 amp breaker in electrical panel

One (1) duplex outlet every 20 lineal foot of wall mounted at height per code

Weatherproof outlet at rooftop HVAC unit (if required by code)

Exhaust fan in restroom HVAC unit (if required by code)

Roof and wall insulation as per code

Exit and Emergency (as required by code)

EXHIBIT "D"

GUARANTY OF LEASE

In consideration of the execution of the Lease by Landlord, BeckProperties Inc., and of the sum of $10.00 paid by Landlord to the undersigned, receipt of which is acknowledged, the undersigned (jointly and severally, if more than one) hereby unconditionally guarantees to Landlord, its successor and assigns, the payment by Tenant **(Ashley Sweat)**, of all rents fixed in the within Lease and the performance by Tenant of all the terms and provisions of the within Lease and any fully executed amendments, modifications, addendums or additions, as if it had itself executed said Lease as Tenant and, upon any default by Tenant, agrees to perform each and every obligation of Tenant under this Lease or any renewal, modifications, assignment, subletting or extension thereof, including, but not limited to the payment of such sum or sums of money as may be due. This guaranty is absolute and unconditional and shall not be affected or diminished by an assignment of the attached Lease or subletting of the Premises. The rights herein granted shall be in addition to any of Landlord against Tenant, shall exist regardless of any re-entry of the Premises by Landlord and shall not be waived by any failure on the part of Landlord to assert rights or remedies against Tenant. The Guarantor(s) hereby warrant(s) that have a financial interest in Tenant aforesaid. Landlord shall not be required to resort to Tenant before instituting action against any individual guarantor or guarantors jointly

In testimony whereof, this guaranty has been duly executed under seal as of the same day and year as the Lease to which this guaranty is attached.

Signed and acknowledged in the presence of:

______________________	______________________
Witness	Guarantor
______________________	**Ashley Sweat**
Print Witness Name	Print Guarantor Name
______________________	______________________
Witness	Guarantor
Bill W. Farmer	David A Hollenbeck
Print Witness Name	Print Guarantor Name

Tenant Estoppel Letter and Notice of Assignment of Lease

11/6/20

Date

Ashley Sweat, DBA Chattahoochee Physicians Laboratory Services, LLC

____

____

Dear Beck Properties Inc,

We understand and acknowledge the receipt of notice that the Lease between ourselves as Tenant and Beckproperties Inc., as Landlord dated **December 1st, 2020** (herein after called the "Lease", which term shall include the amendments thereto, if any) which leased to us the premises described therein was assigned to you by Landlord, in an Assignment of Rents and Leases, as collateral security for the payment by Landlord of certain obligations and as additional security for those obligations of Landlord under a (Deed of Trust and Security Agreement) Mortgage and Security Agreement of even date, all as more fully described in said Assignment.

In connection therewith, the undersigned hereby acknowledges and agrees as follows:

1. All rental payments under the Lease shall be paid as therein provided until we have been otherwise notified by you or your successors and assigns
2. No cancellation, modification, assignment, renewal, extension or amendment shall be made without your written consent or approval.
3. You, or your successors and assigns, assume no liability or obligations under the Lease, or any extension or renewal thereof, either by virtue of said Assignment or any receipt or collection of rent under the Lease.
4. We accepted and took possession of the Premises, which were satisfactorily completed in all respects, on December 1st, 2020, and have paid rent commencing on December 1st, 2020, and all rent due under the Lease has been paid to Beck Properties Inc.
5. The term of the Lease commenced or is to commence on December 1st, 2020 and terminates on November 31, 2023.
6. We shall deliver to you a copy of all notices served on or received from Landlord.
7. You are hereby given the right to cure Landlord's defaults within thirty (30) days after receipt of written notice by the undersigned of Landlord's failure so to do; provided, however, that said thirty (30) day period shall be extended (i) so long as within said thirty (30) day period you have commenced to cure and are proceeding with due diligence to cure said defaults, or (ii) so long as you are proceeding with a foreclosure

action against Landlord and will commence to cure and will proceed with due diligence to cure said defaults upon the resolution of said foreclosure actions.

8. The Lease is in full force and effect, no advance rentals have been paid other than set forth above, and we have not unsatisfied claims against said Landlord.

9. The only amendments to the Lease are those dated__N/A______ and copies of same are attached hereto.

10. We shall not look to N/A__, its successors or assigns for the return of the security deposit in the amount of $ N/A__.

The statement herein contained are made for the purpose of including you to disburse the proceeds of loan hereinabove described and may be relied for such purpose by you and your successor and assigns.

Yours very truly,

Ashley Sweat, DBA Chattahoochee Physicians Laboratory Services, LLC

X ____________________________